Exhibit 5.01

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

September 12, 2022

NortonLifeLock Inc.

60 E. Rio Salado Parkway

Suite 1000

Tempe, AZ 85281

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as special counsel to NortonLifeLock Inc., a Delaware corporation (the “Company”), in connection with the filing and preparation by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of (A) up to 3,660,495 shares of common stock, par value $0.01 per share (the “Common Stock”), issuable from time to time to holders of certain restricted stock units and performance stock units granted under the Avast plc 2018 Long Term Incentive Plan, as amended from time to time (the “Plan”), which were converted in connection with the Company’s acquisition of Avast plc (“Avast”) (the “Merger”), which was effected by means of a court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006 (the “Scheme”), in accordance with the Co-operation Agreement (“Co-operation Agreement”), dated as of August 10, 2021, as amended on July 15, 2022, by and among the Company, Nitro Bidco Limited and Avast; and (B) up to 4,380,576 shares of the Company’s Common Stock, issuable from to time in respect of Avast ordinary shares that were issuable under the Plan as of the date hereof, which Plan was assumed by the Company in accordance with the terms of the Co-operation Agreement.

Shares of Common Stock, when issued in accordance with the Co-operation Agreement and the Plan, are referred to herein as the “Merger Shares,” and the issuance of the Merger Shares is referenced to herein as the “Issuance.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Co-Operation Agreement, (ii) the order of the High Court of Justice in England and Wales sanctioning the Scheme under Section 899 of the UK Companies Act 2006, (iii) the Amended and Restated Certificate of Incorporation (the “Charter”) of the Company, as amended through the date hereof, (iv) the Amended and Restated Bylaws of the Company, as amended through the date hereof, (v) the resolutions of the board of directors of the Company with respect to the Issuance and (vi) the Plan.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, the due authorization, execution and delivery of all documents by the parties thereto (other than, with respect to due authorization, the Company). We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

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NortonLifeLock Inc. September 12, 2022

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Merger Shares have been duly authorized and when (i) the Registration Statement becomes effective under the Securities Act, (ii) the Merger Shares are issued and delivered in accordance with the terms of the Co-operation Agreement and the Plan and the award agreements thereunder, and as contemplated by the Registration Statement and (iii) the Company receives any applicable consideration required to be paid therefor, the Merger Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our advice is limited to the Delaware General Corporation Law. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares of Common Stock which the Company is authorized to issue under the Charter exceeds the number of shares of Common Stock outstanding and the number of shares of Common Stock that the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuances under the Scheme, the Co-operation Agreement and the Plan by at least the maximum number of shares of Common Stock that may be issued pursuant to the Scheme and the Co-operation Agreement and under the Plan and we have assumed that such condition will remain true at all future times relevant to this opinion. We have assumed that certificates, if any, representing the Merger Shares will be properly executed and delivered and that all other actions appropriate for the issuances of such Merger Shares are taken. Our opinion assumes that the Registration Statement will become effective under the Securities Act before any shares of Common Stock covered by such Registration Statement are issued or sold.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP